Exhibit 10.10

LINN MIDSTREAM, LLC

LINN CHISHOLM TRAIL CRYOGENIC GAS PLANT

ENGINEERING AND CONSTRUCTION AGREEMENT #BK17056EC

BCCK ENGINEERING INCORPORATED

2500 North Big Spring

Midland, TX 79705

432-685-6095 ~ 432-685-7021 (fax)

LINN MIDSTREAM, LLC

14701 Hertz Quail Springs Parkway

Oklahoma City, OK 73134

June 13, 2017

LINN MIDSTREAM, LLC

LINN CHISHOLM TRAIL CRYOGENIC GAS PLANT

ENGINEERING AND CONSTRUCTION AGREEMENT #BK17056EC

Table of Contents

1	Definitions	4
2	Scope of Work	10
3	Compensation, Invoicing and Payment	17
4	Duration of Agreement	19
5	Inspection and Acceptance	20
6	Taxes	23
7	Maintenance and Repair	23
8	Care and Use	24
9	Insurance	24
10	Risk of Loss	27
11	Indemnities	27
12	Title; Personal Property; Encumbrances; Location	30
13	Licenses; Permits	31
14	Compliance with Law	31
15	Limitations of Liability and Liquidated Damages and Bonus	32
16	Assignment by BCCK	33
17	Assignment by Linn	33
18	Limited Warranty	33
19	Enforceability	35
20	Patents, Trade Secrets and Confidential Information	35
21	Changes in Scope	36
22	Delivery	37
23	Notices	39
24	Dispute Resolution	40
25	Termination	40
26	Assignment of Subcontracts upon Termination	43
27	Miscellaneous	43
28	Counterpart Execution	45

Schedules

Schedule “A”	BCCK Scope of Supply
Schedule “B”	Standard Rate Sheet — North American Projects For BCCK and BCCK’s Affiliates
Schedule “C”	Responsibilities of Parties
Schedule “D”	Linn Chisholm Trail Cryogenic Gas Plant Performance Specification
Schedule “E”	Preliminary Project Schedule
Schedule “F”	Owner Deliverables
Schedule “G”	Conditional M&M Lien Waivers
Schedule “H”	Unconditional M&M Lien Waivers
Schedule “I”	All Bills Paid Affidavit

LINN MIDSTREAM, LLC

LINN CHISHOLM TRAIL CRYOGENIC GAS PLANT

ENGINEERING AND CONSTRUCTION AGREEMENT #BK17056EC

This Linn Chisholm Trail Cryogenic Gas Plant Engineering and Construction Agreement (this “Agreement”) is entered into this 13th day of June, 2017 (the “Effective Date”), between BCCK Engineering Incorporated, a Texas corporation (“BCCK”), and Linn Midstream, LLC a Delaware limited liability company (“Linn”), for the engineering and construction of a gas processing facility to be known as the Linn Chisholm Trail Cryogenic Gas Plant to be located in Grady County, Oklahoma.

Subject to the terms and conditions set forth herein, BCCK hereby agrees to engineer and construct for the benefit of Linn and Linn agrees to pay BCCK for the engineering, construction and other services described herein with respect to the Linn Chisholm Trail Cryogenic Gas Plant. In consideration of the mutual covenants set forth herein, and intending to be legally bound by this Agreement, Linn and BCCK hereby agree as follows:

1 Definitions

The following terms when capitalized and used in this Agreement will have the following meanings:

“Adverse Weather Condition” has the meaning set forth in Section 22.2.

“Agreement” means this Linn Chisholm Trail Cryogenic Gas Plant Engineering and Construction Agreement including all Schedules attached hereto.

“As-Built Drawings” means final construction drawings showing the final as-built Linn Chisholm Trail Cryogenic Gas Plant prepared in accordance with Industry Standards, but shall include, but not be limited to all deviations from the construction drawings made during engineering and construction. As-Built Drawings are separate and different from the Record Drawings (See Section 2.3xvii) which is a working set of the construction drawings marked to show changes.

“BCCK” means BCCK Engineering Incorporated and shall include the successors and/or authorized assigns of such party.

“BCCK’s Affiliates” means NG Resources Corporation, NG Field Construction, LLC and any other entity controlling, controlled by or under common control with BCCK.

“BCCK’s Personnel” means all employees, supervisors, representatives, agents and other persons to be provided by BCCK or its Subcontractors for the performance of the Work under this Agreement.

“BCCK Work Product” means the drawings, documents, engineering calculations and other data furnished by BCCK as further defined in Section 12.

“BTU” means British Thermal Unit.

“Change Order” means a document requested by either Linn or BCCK and signed by both Linn and BCCK that sets forth a change in scope of work, schedule, and/or the Contract Price, and, upon execution amends this Agreement.

“Change Directive” means a directive by Linn issued to BCCK to proceed with a change in the Work prior to the signing of a Change Order.

“Commissioning” means the process of assuring the Linn Chisholm Trail Cryogenic Gas Plant is complete and is tested to verify it functions according to its design objectives and specifications and is ready to initiate start-up and normal operation. The parties agree to reasonably cooperate with respect to Commissioning of discrete components of the Linn Chisholm Trail Cryogenic Gas Plant in phases upon their respective completion.

“Construction Phase” means the period from first delivery of any materials, equipment, supplies, and maintenance equipment (including temporary materials, equipment, and supplies) to the Job Site through Mechanical Completion.

“Contract Price” means the total amount of compensation in US Dollars to be paid to BCCK as defined in Section 3.1 of this Agreement or as modified by a Change Order for the Work to be performed by BCCK.

“Day” means a business day, excluding weekends and holidays and “day” means a calendar day.

“Drawings, Plans, and Specifications” means the final construction drawings, plans, and specifications for the Linn Chisholm Trail Cryogenic Gas Plant (including the BCCK Work Product and those in Schedule “A” and Schedule “C”), understanding that there will be minor field changes captured in the As-Built Drawings.

“Effective Date” means the date of the execution of this Agreement as set forth in the initial paragraph of this Agreement.

“Equipment List” means a document prepared by BCCK and presented to Linn for prompt comments to be incorporated into the Equipment List as agreed to by both parties that identifies the major equipment to be supplied by BCCK pursuant to the Equipment Supply Agreement.

“Equipment Supply Agreement” means the Equipment Supply Agreement (#BK17056P) of even date herewith by and between Linn and BCCK.

“Environmental Laws” means any federal, state or local law, statute, guidance or policy statement, ordinance, code, rule, regulation, license, authorization, decision, order, injunction or decree, which pertains to health, safety or the environment (including, but not limited to, ground, air, water or noise pollution or contamination, and underground or aboveground tanks) and shall include without limitation, the Clean Water Act, 33 U.S.C. § 1251 Et Seq.; The Comprehensive Environmental Response, Compensation, And Liability Act, 42 U.S.C. § 9601 Et Seq.; The Resource Conservation And Recovery Act, 42 U.S.C. § 6901 Et Seq.; The Toxic Substance Control Act, 15 U.S.C. §§ 2601 Et Seq; and The Occupational Health and Safety Act; all as amended.

“Excusable Delay” means the actual number of days in achieving the Mechanical Completion Date caused by (i) an event of Force Majeure, (ii) an Owner Delay, (iii) any pre-existing Hazardous Substances discovered at the Job Site, (iv) unknown conditions pursuant to Section 2.3v, or (v) any change in Legal Requirements that occurs after the Effective Date.

“Force Majeure” means any causes beyond the reasonable control of the party affected and without fault or negligence and is more fully defined in Section 22.2 “Force Majeure” of this Agreement.

“Fuel Gas” means residue gas from the Linn Chisholm Trail Cryogenic Gas Plant that is to be consumed as fuel in the Linn Chisholm Trail Cryogenic Gas Plant.

“Geotechnical Report” means that certain Geotechnical Engineering Report dated June 1, 2017, issued by Terracon Consultants.

“GPM” means A) gallons per minute, B) Gallons of NGL (ethane plus) per 1000 Standard Cubic Feet of Gas.

“Gas” or “Natural Gas” whether capitalized or not means natural gas or any mixture of hydrocarbon gases or of hydrocarbon gaseous and non-combustible gases, produced with oil or from gas or gas condensate wells.

“Hazardous Substance” means any substance, compound, material or waste, whether solid, liquid or gaseous: (1) the presence of which requires investigation, monitoring or remediation under any Environmental Law; (2) which is or becomes defined as a “hazardous substance”, “hazardous material”, “hazardous waste”, “extremely hazardous waste”, “solid waste”, “toxic substance”, “chemical substance”, “Regulated Substance”, “pollutant”, or “contaminant”, or is otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law; (3) which is explosive, corrosive, flammable, radioactive, or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, the State of Oklahoma or any political subdivision thereof; (4) the presence of which on the Job Site causes or threatens to cause a nuisance upon the Job Site or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the Job Site; (5) that contains petroleum hydrocarbons, asbestos, radon, polychlorinated biphenyls, urea formaldehyde foam insulation, lead, or motor fuel or other volatile organic compounds; (6) which causes or poses a threat to cause a hazard to the environment or to the health, safety or welfare of persons on or about the Job Site, or (7) which is a sharp (e.g. needle) or an infectious, medical or radioactive waste.

“HHV” means the higher heating value of a gas stream in BTU per cubic foot as determined by the Gas Processors Association (GPA).

“Industry Standards” means design and installation codes, guidelines, and recommended practices generally accepted in the gas processing industry (including those with respect to operations and with respect to construction), which include relevant portions of the following:

Code	Title	Edition
BCCK	BCCK Piping & Standard Specifications

GE GAP (GPSA Manual)	Oil and Chemical Plant Layout and Spacing	2007

ANSI B31.3	Chemical Plant and Petroleum Refinery Piping	2016

ANSI B31.8	Gas Transmission and Distribution Piping Systems (Pertains to the Slug Catcher only)	2016

ANSI B16.5	Pipe Flanges and Flanged Fittings	2013

ASME Sect VIII, Div 1	Boiler and Pressure Vessel Code	2010

AISC	Steel Construction Manual	2011

ASCE 7	Minimum Design Loads in Buildings and Other Structures	7-10

API RP 500	Recommended Practice for Classification of Locations for Electrical Installations at Petroleum Facilities Classified as Class1, Division 1 and Division 2	1997

API RP 520 Parts 1 &2	Recommended Practice for the Design and Installation of Pressure Relieving Systems in Refineries	2014

API RP 521	Guide for Pressure Relieving and Depressuring Systems	2014

API Std 526	Flanged Steel Pressure Relief Valves	2009

API Std 530	Recommended Practice for Calculating Heater Tube Thickness in Petroleum Refineries	2009

API RP 540; Table 4	Electrical Installations in Petroleum Processing Plants; Illuminances Currently Recommended	2004

TEMA	Tubular Exchanger Manufacturers Association (all)	2007

NFPA 780	Standard for Installation of Lightning Protection Systems	2014

NFPA 70	National Electrical Code	2017

NFPA 70E; Art. 130.5	Standard for Electrical Safety in the Workplace; Arc Flash Risk Assessment	2015

NACE MR0175/ISO 15156	Materials for use in H2S containing Environments in Oil and Gas Production	2009

ACI	Building Code Requirements for Structural Concrete	318-14

NFPA 87	Recommended Practice for Fluid Heaters	2011

NFPA 497	Recommended Practice for the Classification of Flammable Liquids, Gases, or Vapors and of Hazardous (Classified) Locations for Electrical Installations in Chemical Process Areas	2012

“Instrument List” means a document prepared by BCCK and presented to Linn for prompt comments to be incorporated into the Instrument List as agreed to by both parties that identifies the major tagged instruments supplied by BCCK pursuant to the Equipment Supply Agreement. Items of instrumentation will be assigned a unique identification number and so tagged on the P&IDs.

“Job Book” means a book (in electronic format), prepared in accordance with Industry Standards, of all equipment installed at the Project with relevant information so that each piece of equipment and portion thereof can be traced through its supplier to its original manufacturer.

“Job Site” means the area of land owned or leased by Linn and designated by Linn for use by BCCK for performance of the Work.

“Legal Requirements” means all applicable federal, state, and local statutes, laws, codes, ordinances, rules, regulations, orders, and decrees, including, without limitation, Environmental Laws.

“Linn” means Linn Midstream, LLC and shall include the successors and/or authorized assigns of such party.

“Linn Chisholm Trail Cryogenic Gas Plant” means the entire NGL extraction/fractionation and treating facility as designed, constructed, and installed as described in Schedule “A”, Schedule “C”, and Schedule “D”.

“Linn’s Personnel” means all employees, supervisors, representatives, agents and other persons or entities to be provided by Linn or its subcontractors in connection with the Project.

“Major Equipment” means the flares, demethanizer, amine contactor and slug catchers for the Linn Chisholm Trail Cryogenic Gas Plant.

“Major Subcontractor” means (i) a Subcontractor that is selected and enters into a subcontract with BCCK or any Subcontractor for the performance of any part of the Work, and whose subcontract or subcontracts (in the aggregate) with BCCK, or any of its Subcontractors, require payments by BCCK (or such Subcontractor) of Two Hundred Fifty Thousand Dollars ($250,000) or more and (ii) each of BCCK’s Affiliates.

“Maximum Liability Amount” means $20,000,000.00.

“Mechanical Completion” means the satisfactory completion of all the conditions set forth in Section 5.1 of this Agreement.

“Mechanical Completion Date” means the date Mechanical Completion is confirmed as described in Section 5.1.

“Mechanical Integrity Testing” means the performance of hydraulic or pneumatic pressure tests of equipment or piping to assure its mechanical integrity.

“MMSCFD” means million standard cubic feet per day.

“Milestone” means the completion of significant events as described in Section 3.1 of this Agreement that, when complete as agreed to by both parties, obligate Linn to make payment to BCCK as indicated.

“Natural Gas Liquids” or “NGL” means hydrocarbons extracted in liquid form from Natural Gas by the Linn Chisholm Trail Cryogenic Gas Plant in conformance with the Product Specifications in Schedule “D” of this Agreement.

“ODEQ” means the Oklahoma Department of Environmental Quality.

“Operating Manual” means the electronic and paper manual supplied by BCCK that contains the operating instructions for the Linn Chisholm Trail Cryogenic Gas Plant.

“Owner Delay” means the actual number of days of delay in achieving the Mechanical Completion Date caused by the failure by Linn to timely perform its obligations under this Agreement including any failure or delay by Linn in providing the Owner Deliverables.

“Owner Deliverables” means those items and tasks to be provided or performed by Linn as set forth on Schedule “F” attached hereto.

“P&ID’s” means the Piping and Instrument Diagrams, to be supplied by BCCK and presented to Linn for prompt comments to be incorporated into the diagrams as agreed to by both parties prior to the start of the Process Hazards Analysis review of the Linn Chisholm Trail Cryogenic Gas Plant that will reflect the process placement of the equipment and instruments listed on the Equipment and Instrument Lists.

“Prime Rate” means the interest rate determined from time to time by the major US Banks and published in The Wall Street Journal on any given Day as the Prime Rate of interest.

“Process Hazards Analysis” means the safety review required by OSHA and performed by a third party of Linn’s choice at Linn’s expense.

“Procured Equipment” means the Equipment and materials to be supplied by BCCK to Linn pursuant to the Equipment Supply Agreement, including, without limitation, the equipment set forth on the Equipment List.

“Project” means the Linn Chisholm Trail Cryogenic Gas Plant engineered, constructed, and installed by BCCK (including the Procured Equipment plus any other improvements or equipment supplied and installed by Linn or others inside or adjacent to the Linn Chisholm Trail Cryogenic Gas Plant fence including related compression and dehydration).

“PSIG” means pounds per square inch gauge.

“Record Drawings” means the record drawings as defined in Section 2.3xvii.

“RSV” means Recycle Split Vapor process utilized as part of the Linn Chisholm Trail Cryogenic Gas Plant.

“RVP” means Reid Vapor Pressure.

“Sales Gas” or “Sales Gas Stream” means residue gas from the Linn Chisholm Trail Cryogenic Gas Plant that is to be sold as Natural Gas.

“Start-up Assistance” means the assistance provided by BCCK to Linn for start-up of the Linn Chisholm Trail Cryogenic Gas Plant, once Commissioning activities are completed. Start-up Assistance will be provided per Schedule “C” of this Agreement.

“Start-up Date” means the date that the Linn Chisholm Trail Cryogenic Gas Plant is fully Commissioned and ready to process Gas to the specifications set forth in Schedule “D”.

“Subcontractor” means any party that enters into an agreement with BCCK and performs certain work or services in furtherance of BCCK’s obligations under this Agreement and all direct and indirect subcontractors of such party at all levels, including material men and suppliers.

“Successful Achievement of the Performance Specifications” means the satisfactory completion of all of the conditions set forth in Section 5.2 of this Agreement.

“Target Completion Date” is defined in Section 22.1.

“Termination for Cause” is defined in Section 25.1.

“Work” means all engineering and design (including preliminary engineering, designs and evaluations required in the development phase), installation of equipment (including the Procured Equipment), freight, delivery, storage, project management, fabrication, construction, supervision, administration of BCCK’s safety program, testing, preparation of documentation, Start-up Assistance and related services, equipment, and materials required to be performed by BCCK pursuant to this Agreement and all work reasonably inferable therefrom, but expressly excluding any work to be provided by Linn or others, if any, pursuant to the express provisions of this Agreement, to design and construct the Linn Chisholm Trail Cryogenic Gas Plant as described in Article 2, Schedule “A” and Schedule “C” so that the Linn Chisholm Trail Cryogenic Gas Plant will be capable upon Successful Achievement of the Performance Specifications of processing gas to meet the Performance Specifications in Schedule “D”. Work includes labor, materials, equipment (other than the Procured Equipment), services, transportation, storage, and any other items to be used by BCCK or its Subcontractors or vendors in the performance of this Agreement. Work does not include (i) the supply of the Procured Equipment or (ii) the supply or provision of any equipment, materials, work or services expressly required by this Agreement to be provided by Linn or others.

2 Scope of Work

2.1 BCCK To Provide

BCCK shall in accordance with all applicable Legal Requirements provide all direct and indirect services (including engineering, design, and oversight), labor, material, transportation and storage of equipment (including the Procured Equipment), tools, and construction utilities (except utilities expressly required to be provided by Linn in this Agreement) necessary to engineer, construct and test in a safe manner the Linn Chisholm Trail Cryogenic Gas Plant, including, but not limited to, those set forth in Schedule “A”, Schedule “C”, and Schedule “D” of this Agreement, and complete the Work in a safe manner and in accordance with all Drawings, Plans, and Specifications therefor such that the Linn Chisholm Trail

Cryogenic Gas Plant will, upon Successful Achievement of the Performance Specifications, meet the Performance Specifications set forth in Schedule “D” to process gas in accordance with all applicable Legal Requirements. BCCK shall hire and employ all persons and Subcontractors (in accordance with all applicable Legal Requirements (including, without limitation, The Immigration Reform and Control Act of 1986 set forth by Homeland Security guidelines to ensure and verify the eligibility and identity of all employees at the time of hire for all temporary employees, permanent employees and/or contract employees) and shall furnish and be responsible for all of the Work, including, tools, equipment and supervision necessary to satisfactorily engineer, design, fabricate, deliver, receive, off-load, store and install the equipment (including the Procured Equipment) and construct the Linn Chisholm Trail Cryogenic Gas Plant in accordance with the provisions of this Agreement and all applicable Legal Requirements. BCCK’s scope of supply and responsibilities include, without limitation, those items listed as BCCK’s responsibility in Schedule “C” of this Agreement. Specifically, BCCK shall be responsible for the following non-exclusive list:

i.	All engineering design for the Linn Chisholm Trail Cryogenic Gas Plant, including, but not limited to the preparation of the following:

a.	Equipment and Instrument Data Sheets;

b.	Process Simulations and Process Flow Diagrams;

c.	Piping and Instrument Diagrams;

d.	Detailed construction drawings including foundations, piping, electrical, structural and instrumentation;

e.	Purchase requisitions;

f.	Operating Manual, one electronic copy and one paper copy;

g.	Design the Control Building so that it can withstand a blast that creates a force of five (5) PSI or less.

h.	As-Built Drawings, one electronic copy and one paper copy; and

i.	Job Book, one electronic copy.

ii.	Completion of the Work in accordance with the Drawings, Plans, and Specifications, applicable Legal Requirements, and Industry Standards, including installation of all foundations, structures, and equipment to be incorporated or used in the performance of the Work; maintaining the Job Site in a safe condition free of debris, waste material and rubbish; clearing the Job Site of temporary structures, surplus material, equipment and tools; and restoring the Job Site to an orderly condition as found prior to construction upon Mechanical Completion.

iii.	Arranging the complete handling of all materials, equipment and construction equipment, including (but not limited to) inspection, expediting, shipping, storing, unloading and receiving;

iv.	Designating a Project Manager who will have full responsibility for the completion of the Work and will act as a single point of contact in all major matters on behalf of BCCK and informing Linn in writing of the name and contact information of the Project Manager. The designated Project Manager may be changed only in Consultation with Linn. The initial Project Manager is Amy Ontiveroz. BCCK shall also designate and advise Linn of an on-site foreperson who will be at the Project Site full time and who will act as a single point of contact at the Job Site.

v.	Within ninety (90) days after the Mechanical Completion Date, assist with and witness a performance test conducted by Linn in accordance with Schedule “D” during a 24 hour interval of steady state operations. Gas and liquid samples shall be analyzed by a 3rd party laboratory at Linn’s expense.

2.2 Schedule “C”

In addition to other responsibilities set forth in this Agreement, Linn and BCCK shall be responsible for the items specified for each of them in Schedule “C” of this Agreement.

2.3 Other Responsibilities of BCCK

i.	BCCK represents to Linn that it is knowledgeable and skilled in performing projects similar to the Project. BCCK covenants with Linn to exercise skill and judgment consistent with Industry Standards in performing the Work.

ii.	BCCK shall perform the Work in accordance with (x) all applicable Legal Requirements, (y) the Drawings, Plans, and Specifications, and (z) the requirements, terms and conditions of this Agreement.

iii.	Subject to and without limiting BCCK’s rights under Section 2.3v below, BCCK has evaluated and satisfied itself (or prior to performing any portion of the Work shall evaluate and satisfy itself) as to the observable conditions and limitations under which the Work is to be performed, including, without limitation (1) the location, condition, layout and nature of the Job Site and surrounding areas (2) anticipated labor supply and costs, (3) availability and cost of materials, tools and equipment and (4) other similar issues. Subject to and without limiting BCCK’s rights under Section 2.3v below, Linn shall not be required to make any adjustment in either the Contract Price or Target Completion Date in connection with any failure by BCCK to comply with the requirements of this Section iii.

iv.	Subject to and without limiting BCCK’s rights under Section 2.3v below, execution of this Agreement by BCCK is a representation that BCCK has visited the Job Site and become generally familiar with observable local conditions under which the Work is to be performed. BCCK has also investigated (or prior to performing any portion of the Work shall investigate) all physical aspects of the Job Site that are observable without additional subsurface investigation and has investigated the general suitability of conditions at the Job Site. BCCK accepts the Job Site in its “as is” condition. Any errors due to BCCK’s failure to so verify all such grades, elevations, locations or dimensions shall be promptly rectified by BCCK without any additional cost to Linn, except as specified in item v below.

v.	If BCCK encounters conditions at the Job Site that are not identified in or readily inferrable from the Geotechnical Report, but are (1) subsurface or otherwise concealed or not readily observable physical conditions, including, without limitation, any archaeologically significant materials or protected animals or wildlife or (2) unknown physical conditions of an unusual nature, that differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities for projects similar to the Project, BCCK shall promptly provide notice to Linn before conditions are disturbed and in no event later than three (3) days after first observance of the conditions. If such conditions cause an increase or decrease in BCCK’s cost of, or time required for, performance of any part of the Work, BCCK (with respect to an increase) and Linn (with respect to a decrease) shall be entitled to an equitable adjustment in the Contract Price or Target Completion Date, or both. Upon receipt of notice from BCCK, Linn will promptly investigate such conditions and BCCK and Linn shall negotiate in good faith to determine whether an adjustment(s) is appropriate, and if so, the amount of such adjustment(s) and to execute a Change Order evidencing the adjustment(s).

vi.	BCCK shall supervise and direct the Work, using Industry Standards of care, skill and attention. BCCK shall be solely responsible for, and have control over, construction means, methods, techniques, sequences and procedures for safety precautions and programs (including fire prevention), and for coordinating all portions of the Work. In no event shall Linn have control over, be in charge of or have any responsibility for construction means, methods, techniques, sequences or procedures or for safety precautions and programs in connection with the Work. BCCK shall not be relieved of obligations to perform the Work in accordance with this Agreement and the Drawings, Plans, and Specifications on account of any tests, inspections or approvals required or performed by persons other than BCCK.

vii.	BCCK shall provide quality control services with respect to the Work.

viii.	Whenever equipment is specified in accordance with a Federal Specification, an ASTM Standard, an American National Standards Institute Specification, or other standard, BCCK shall use reasonable efforts to present evidence from the manufacturer, certifying that the product complies with the particular standards or specification.

ix.	BCCK shall enforce strict discipline and good order among the employees and other persons carrying out the Work. BCCK shall not permit employment of unfit persons or persons not properly skilled in the tasks assigned to them.

x.	BCCK shall verbally report to Linn (with a written notice within 48 hours) as soon as practicable all accidents or occurrences resulting in injury or illness to persons or damage to property arising out of or during the course of the Work. BCCK shall give Linn a copy of all reports made by or available to BCCK of such accidents and occurrences, as well as copies of all statements and investigative material. The notice required by this section shall be given to, in addition to the standard persons for notice:

Chris Haynes,

EHS Senior Representative

CHaynes@LinnEnergy.com

phone: 405-241-2245

xi.	BCCK’s Personnel will be subject to Linn’s policy prohibiting the use, possession, transportation, promotion or sale of alcohol, illegal drugs, contraband or weapons. BCCK’s Personnel may be required by Linn to (a) undergo drug or alcohol testing, including the submission of urine or blood samples and (b) undergo searches of their persons and/or vehicles, to the extent legally permissible. Upon request of Linn, BCCK agrees to provide to Linn a copy of BCCK’s drug testing program and evidence of compliance therewith.

xii.	BCCK shall not pay any commissions or fees or grant any rebates or other remuneration to any employee, agent or officer of Linn.

xiii.	BCCK and its Subcontractors shall not grant any rebates or other remuneration to each other in connection with any Work performed by BCCK for Linn on a time and materials basis, unless such rebate or remuneration is passed through to Linn.

xiv.	BCCK shall comply with and give all notices necessary and incidental to the due and lawful prosecution of the Work, including, without limitation, those required by applicable Legal Requirements.

xv.	BCCK, promptly after execution of this Agreement, shall prepare and submit for Linn’s review and approval a construction schedule for the Work. The schedule shall not exceed the Target Completion Date, shall be revised weekly, shall be related to the entire Project, and shall provide for diligent, expeditious and practicable execution of the Work. The schedule shall include, among other things, (i) the material activities and critical dates (including the Milestones) consistent with Industry Standards; (ii) the expected starting and completion dates for each trade, (iii) the dates of Mechanical Completion and Successful Achievement of the Performance Specifications, and (iv) the date upon which the Work will be ready for operation by Linn.

xvi.	BCCK shall prepare a weekly schedule summary report in a form and of sufficient detail and character as is consistent with Industry Standards. The report as a minimum shall specify whether the Project is on schedule, and if not, the reasons therefor and all steps BCCK is taking to recover its timely progress. BCCK shall hold weekly progress meetings (which shall be at the Job Site as necessary, but at least monthly, with other by video conference) or at such other time and frequency as are acceptable to Linn. Progress of the Work shall be reported in detail with reference to the construction schedule. Whenever it becomes apparent from the updated construction schedule (as adjusted for Excusable Delay) that any Milestone date may not be met, BCCK shall take any or all actions, including but not limited to the actions immediately following this paragraph, to return the Project to schedule, with no increase to the Contract Price or Target Completion Date. If BCCK fails to commence any of these actions within seventy-two (72) hours after receiving notice (excluding Saturdays and Sundays) from Linn, then Linn may (i) take action to attempt to return the Project to schedule and (ii) deduct the cost of such actions from the monies due or to become due to BCCK.

a.	Increase construction manpower to substantially eliminate the back-log of work and return the Project to schedule;

b.	Increase the number of working hours per shift, shifts per day or the amount of construction equipment or any combination of the foregoing which will substantially eliminate the back-log of work and return the Project to schedule; and/or

c.	Reschedule activities to concurrently accomplish activities, to the maximum degree practicable.

xvii.	BCCK shall maintain at the Job Site, and shall make available to Linn, one (1) record copy of the construction drawings (the “Record Drawings”) in good order. The Record Drawings shall be prepared and updated during the prosecution of the Work. BCCK shall maintain the Record Drawings in good condition and shall mark the Record Drawings in a legible manner to show: (1) deviations from the construction drawings made during construction; (2) details in the Work not previously shown; (3) changes to existing conditions or existing conditions found to differ from those shown on any existing drawings; and (4) the actual installed position of all components of the Work, including, without limitation, equipment, piping, conduits, electric fixtures, circuiting, ducts, duct banks, foundations, underground piping, junction boxes, access panels, valves, control valves, drains, openings, and stub-outs. At the completion of the Work, BCCK shall deliver all Record Drawings to Linn. Final payment and any retainage shall not be due and owing to BCCK until the final Record Drawings marked by BCCK as required above are delivered to Linn.

xviii.	BCCK shall ensure that the Work, at all times, is performed in a manner that affords reasonable access, both vehicular and pedestrian, to the Job Site and all adjacent areas. The Work shall be performed, to the fullest extent reasonably possible, in such a manner that public areas adjacent to the Job Site shall be free from all debris, building materials and equipment likely to cause hazardous conditions.

xix.	BCCK shall provide Linn with access to the Work in preparation and progress wherever located. Linn shall not unreasonably interfere with the progress or performance of the Work in the exercise of such access rights.

xx.	BCCK shall (a) comply with all Environmental Laws, (b) handle, store, and utilize all Hazardous Substances originated or brought to the Job Site by BCCK or BCCK’s Personnel or BCCK’s Subcontractors in accordance with all Legal Requirements, (c) prevent such Hazardous Substances from being released on or about the Job Site, and (d) immediately notify Linn of each release of any Hazardous Substance on or about the Job Site. In no event shall BCCK have any responsibility or liability to Linn or others for any Hazardous Substances located at the Job Site on or prior to the Effective Date or now or hereafter released at the Job Site by Linn or others, except for releases knowingly caused by BCCK, any of BCCK’s Personnel, or any of BCCK’s Subcontractors.

xxi.	BCCK will construct foundations based on the soil tests conducted by Linn and provided to BCCK. Based on such soil tests and the Geotechnical Report, BCCK shall design and construct foundations that are capable of supporting each portion of the Linn Chisholm Trail Cryogenic Gas Plant to be situated thereon, as applicable.

xxii.	Installation and connection of the inlet and residue compressors being purchased by Linn, as further described in Schedule “C”.

xxiii.	Installation, connection and testing of the high pressure and low pressure slug catchers, as further described in Schedule “C”.

xxiv.	Construct, equip, and test the control building and control system, as further described in Schedule “C”.

xxv.	Provide/obtain and pay for all utilities and utility connections used in connection with the Work, whether through temporary or permanent connections, including, without limitation, electric, gas, and other power, telecommunications (data and phone), water, waste water, and waste disposal, except that Linn will provide electric and water lines to the boundaries of the Job Site for use at the office trailers.

xxvi.	Linn shall give BCCK reasonable prior notice of the date upon which Linn requests that BCCK start providing the Start-up Assistance.

xxvii.	BCCK will use good faith efforts in Subcontractor bidding and negotiations to obtain Start-up Assistance from Subcontractors, including material suppliers.

3 Compensation, Invoicing and Payment

3.1 Compensation

Linn shall pay BCCK for the performance of the Work and the purchase of the Linn Chisholm Trail Cryogenic Gas Plant the Contract Price as stated and in accordance with the schedule of payments as listed below in this Section 3.1. Upon the occurrence of each of the Milestones as listed below, BCCK will invoice Linn and Linn will pay BCCK the amount indicated next to such Milestone in accordance with Section 3.2 of this Agreement. Linn shall have no additional payment obligations under this Agreement unless otherwise specifically set forth in this Agreement or otherwise agreed to in writing.

Payment No.	Milestone	Percent of Contract Price	Invoice Amount Due	Estimated Date
1	Contract Execution	10%	$3,111,404.52	6/12/2017
2	Mobilization to the Job Site with all construction trailers fully set up and inhabitable.	10%	$3,111,404.52	7/12/2017
3	Ordering pipe rack structural steel materials for pipe rack fabrication	10%	$3,111,404.52	8/12/2017
4	Completion of pouring Major Equipment and compressor foundations (excludes futures)	10%	$3,111,404.52	10/12/2017
5	Installation of 100% of main pipe racks (structural steel)	10%	$3,111,404.52	11/25/2017
6	Setting of all Major Equipment on foundations	10%	$3,111,404.52	1/25/2018
7	Installation of 100% of in-rack piping in main pipe racks	10%	$3,111,404.52	2/25/2018
8	Setting of PDC building at the Job Site	10%	$3,111,404.52	3/25/2018
9	Termination of 100% of medium voltage motors	10%	$3,111,404.52	4/25/2018
10	Mechanical Completion	10%	$3,111,404.52	5/12/2018

	TOTAL	100%	$31,114,045.20

The parties agree that Milestone payment number one (1) shall be reduced by $750,000 to reflect the amount already paid to BCCK by Linn for certain Work performed prior to the Effective Date.

3.2 Invoicing and Payment

BCCK will submit to Linn an invoice for each Milestone as it is achieved in accordance with Section 3.1, but not more often than once per calendar month other than the retainage payment. Each invoice shall be accompanied by (i) certification by the Project Manager and an officer of BCCK that the Milestone described in the invoice has been achieved in accordance with this Agreement and the Drawings, Plans, and Specifications, (ii) conditional M&M lien waivers in the form attached to this Agreement as Schedule “G” from BCCK and each Major Subcontractor for the Work performed through such Milestone, (iii) unconditional M&M lien waivers in the form attached to this Agreement as Schedule “H” from BCCK and each Major Subcontractor for prior Work for which payment has been made by Linn, and (iv) with respect to prior Work for which payment has previously been made by Linn, an all paid bills affidavit with indemnity in form attached to this Agreement as Schedule “I”. Invoices shall be sent in accordance with the invoicing address instructions in Article 23.

Linn shall pay BCCK the amount due as shown on the invoice less ten percent (10%) retainage. Payments shall be due within thirty (30) days of Linn’s receipt of the invoice (and all back-up and other information required to be submitted to Linn for payment of invoices), with the exception of (i) Milestone payment number one (1), which will be due at contract execution and (ii) Milestone payment number ten (10) which shall be due on the sixty-first (61st) day after BCCK gives Linn notice of Mechanical Completion of the Linn Chisholm Trail Cryogenic Gas Plant pursuant to Section 5.1iii, if Linn exercised its review extension right under Section 5.1iv and has not completed its inspection by such sixty-first (61st) day. Retainage shall be paid within thirty (30) days after completion of the Work including all punch-list items, and delivery of all drawings, manuals, warranties, and other materials required to be delivered by BCCK to Linn under this Agreement, as agreed to by the parties. Payment by Linn to BCCK may be made by direct deposit into BCCK’s designated bank account.

If Linn fails to pay any invoice or other sum when due to BCCK, Linn shall also pay to BCCK interest thereon from the due date of the payment to the date of payment at a rate equal to the then existing Prime Rate plus two percent (2%) per annum (not to exceed the maximum rate of interest allowed by applicable Legal Requirements).

If Linn fails to pay an invoice due to BCCK within fifteen (15) days of receipt of written notice from BCCK of late payment of an invoice, BCCK shall have the right to suspend any and all Work with regard to this Agreement until such invoice is paid. Should BCCK suspend work according to this Section 3.2, any costs required to remobilize fabrication and/or construction will be charged as Extra Work at the rates provided in Schedule “B”.

Upon receipt by BCCK of the final retainage payment, BCCK shall (i) execute and deliver to Linn an unconditional release and waiver of M&M liens in form attached as Schedule “H” to release any right of BCCK to claim mechanical or material man liens and (ii) to the extent not previously delivered, deliver to Linn an unconditional release and waiver of M&M liens in form attached as Schedule “H” from all Major Subcontractors to release any right of a Major Subcontractor to claim mechanical or material man liens.

3.3 Extra Work and Change Orders

During the term of this Agreement Linn may request changes in the Work in accordance with Article 21. The cost of changes will be invoiced in accordance with the procedures of Section 3.2 (X) fifty percent (50%) upon the signing of a Change Order or the issuance of a Change Directive and (Y) the remaining fifty percent (50%) upon completion of such extra work. All changes will be subject to the provisions of Article 21 “Changes in Scope” of this Agreement. BCCK and its Subcontractors shall maintain a complete, true and correct set of detailed records pertaining to the Work and exercise such controls as may be necessary for proper financial management, using accounting and control systems in accordance with generally accepted accounting principles consistently applied. BCCK and its Subcontractors shall retain auditable books and records (including, but not limited to correspondence, receipts, subcontracts, purchase orders, vouchers, memoranda, invoices, and other data) for the Work for a period of not less than three (3) years after Successful Achievement of the Performance Specifications. During the three (3) year period, Linn and its representatives, consultants, and accountants may, from time to time upon request, review and audit any and all records and books of BCCK and any of its Subcontractors relating to any Work performed on a time and materials basis. BCCK and its Subcontractors shall respond in writing within sixty (60) days to all issues identified in any such review or audit by Linn or representatives of Linn. BCCK or its Subcontractors and Linn shall work to expeditiously resolve all identified issues. For avoidance of doubt, Linn shall have no right to audit or inspect any records of BCCK or its Subcontractors with respect to Work performed on a lump sum or fixed price basis.

4 Duration of Agreement

The term of this Agreement will begin with the Effective Date and end upon completion of the Work, BCCK’s completion of all other obligations required under this Agreement other than warranty obligations, and receipt by BCCK of full payment of all sums due BCCK from Linn, or when terminated by either party in accordance with other provisions of this Agreement, whichever shall first occur.

Certain designated provisions of this Agreement will survive the completion of the Agreement including, but not limited to Article 11 “Indemnities”, Article 12 “Title”, Article 18 “Limited Warranty”, and Article 20 “Patents, Trade Secrets, and Confidential Information”, whether the termination is due to completion of the Work or for other cause.

5 Inspection and Acceptance

Linn and its authorized representative(s) shall have the right at all times during the progress of Work, but not the obligation, to examine, inspect, or witness any portion of or all Work and materials furnished by BCCK hereunder. If any portion of the Work or any materials furnished by BCCK are defective or do not conform to this Agreement or the Drawings, Plans, and Specifications, then BCCK shall, at BCCK’s expense, immediately repair or replace such defective portion of the Work or materials. However, no inspection and no expressed, implied or tacit approval by Linn’s authorized representative of BCCK’s performance or any portion of the Work shall constitute Mechanical Completion thereof by BCCK nor shall it constitute Successful Achievement of the Performance Specifications thereof by BCCK nor shall it relieve BCCK of its obligations under this Agreement, including its obligations under Article 18 entitled “Limited Warranty”. BCCK shall cooperate fully with Linn in all inspections under this Article 5. Linn shall not unreasonably interfere with the progress or performance of the Work in the exercise of its rights under this Article 5.

5.1 Mechanical Completion

Pursuant to clause iii below, BCCK shall give Linn written notice when BCCK believes that Mechanical Completion of the Linn Chisholm Trail Cryogenic Gas Plant is accomplished. Mechanical Completion of the Linn Chisholm Trail Cryogenic Gas Plant shall occur pursuant to the following procedures:

i.	BCCK has completed all construction and installation activities including the Mechanical Integrity Testing of the Linn Chisholm Trail Cryogenic Gas Plant. The construction of the Linn Chisholm Trail Cryogenic Gas Plant is complete in accordance with the Drawings, Plans, and Specifications, applicable Legal Requirements, and Industry Standards, the Operating Manuals have been issued, and the Linn Chisholm Trail Cryogenic Gas Plant is ready for operation.

ii.	All inspections required by state, federal or local regulatory agencies with respect to the Work shall have been performed. BCCK shall arrange and pay for such inspections (other than the Operational Permit from ODEQ which is to be obtained by Linn). Any required inspections shall be completed prior to BCCK issuing Notice of Mechanical Completion.

iii.	Upon completion of the activities described in Section 5.1i and ii, BCCK will issue a notice of Mechanical Completion stating that the Linn Chisholm Trail Cryogenic Gas Plant is complete and ready to begin final Commissioning activities.

iv.	Linn shall complete any physical inspections, if required, within ten (10) Days of receipt of BCCK’s Notice of Mechanical Completion, or the Linn Chisholm Trail Cryogenic Gas Plant shall be deemed to be Mechanical Complete on the eleventh (11th) Day after Linn’s receipt of such Notice; provided that Linn may notify BCCK that Linn needs additional time to complete its inspections and the ten (10) day period shall be extended as reasonably needed for Linn to complete the inspections and issue its response to BCCK. This date shall be known as the Mechanical Completion Date. If Linn advises BCCK of any Work to be completed or redone for any part of the Linn Chisholm Trail Cryogenic Gas Plant or that any other requirements for Mechanical Completion are insufficient, then, after the repairs (or other requirements) are complete, BCCK will again give a notice of Mechanical Completion under clause iii above and subject to Linn’s inspection rights under this clause iv..

Except as otherwise provided herein; Linn shall take possession of the Linn Chisholm Trail Cryogenic Gas Plant on the Mechanical Completion Date. At this point in time, BCCK shall no longer have responsibility for the care, custody, supervision and control of the Linn Chisholm Trail Cryogenic Gas Plant and any and all persons or property in the Linn Chisholm Trail Cryogenic Gas Plant, except for BCCK’s Personnel. However, BCCK shall keep its liability and worker’s compensation insurance in effect while BCCK’s Personnel are on the Job Site. Natural gas will not be introduced into the Linn Chisholm Trail Cryogenic Gas Plant for the purpose of initiating plant start-up (but can be introduced for initial Commissioning) until Mechanical Completion is achieved and Notice of Mechanical Completion has been issued by BCCK.

5.2 Successful Achievement of the Performance Specifications

Successful Achievement of the Performance Specifications of the Linn Chisholm Trail Cryogenic Gas Plant shall occur pursuant to the following procedures:

i.	The Mechanical Completion Date has occurred and all construction is complete except for minor punch-list items which BCCK shall complete within sixty (60) days after the date of Successful Achievement of the Performance Specifications.

ii.	BCCK shall have furnished to Linn (a) written notice that BCCK believes that the Linn Chisholm Trail Cryogenic Gas Plant is operating to the Schedule “D” Specifications, (b) an unconditional release and waiver of M&M liens in the form attached to this Agreement as Schedule “H” from BCCK for prior Work for which payment has been made by Linn, (c) an all bills paid affidavit in form attached to this Agreement as Schedule “I” with respect to BCCK’s Subcontractors, (d) a copy of all licenses and permits for the Work required to be obtained by BCCK, (e) a copy of all manufacturer’s warranties and manuals and other information for the equipment (including the Procured Equipment, but not the equipment otherwise provided by Linn) installed at the Linn Chisholm Trail Cryogenic Gas Plant, and (f) unless included on the punch-list, the Record Drawings, the As-Built Drawings, the Operating Manual, and the Job Book. If any Subcontractor connected with the Project refuses to furnish such release of liens, BCCK may furnish Linn with a bond duly issued by a bonding company authorized to do business in the State of Oklahoma in a form sufficient under Oklahoma law (or other security acceptable to Linn) indemnifying Linn against any such lien, which bond or other security shall remain in full force and effect until such lien is discharged of record or otherwise satisfied, or in the case of a mechanical lien can no longer be obtained.

iii.	After completion of the activities described in Section 5.2i and ii, Linn shall give BCCK written notice of whether the Linn Chisholm Trail Cryogenic Gas Plant is operating to the Schedule “D” Specifications. If Linn advises BCCK of any Work to be completed or redone for any part of the Linn Chisholm Trail Cryogenic Gas Plant or that any other requirements for the Linn Chisholm Trail Cryogenic Gas Plant to operate to the Schedule “D” Specifications are insufficient, then, after the repairs (or other requirements) are complete, BCCK will again give a notice of BCCK’s belief that the Linn Chisholm Trail Cryogenic Gas Plant is operating to the Schedule “D” Specifications under clause ii above subject to Linn’s inspection rights under this clause iii. BCCK shall have the right to have the Linn Chisholm Trail Cryogenic Gas Plant shut down for a reasonable amount of time to complete such repairs (or requirements).

iv.	In connection with Linn’s determination of whether Successful Achievement of the Performance Specifications has occurred, it shall prepare a punch-list of items that still need to be completed. Linn shall provide a copy of the punch-list to BCCK, which shall agree to complete the punch-list within sixty (60) days as a condition precedent to Successful Achievement of the Performance Specifications.

v.	If due to Owner Delay the Schedule “D” performance testing is not conducted within ninety (90) days after the Mechanical Completion Date, then, Successful Achievement of the Performance Specifications of the Linn Chisholm Trail Cryogenic Gas Plant shall be deemed to have occurred on the ninety-first (91st) day after the Mechanical Completion Date. Additionally, if due to Force Majeure the Schedule “D” performance testing is not conducted within one-hundred eighty (180) days after the Mechanical Completion Date, then, Successful Achievement of the Performance Specifications of the Linn Chisholm Trail Cryogenic Gas Plant shall be deemed to have occurred on the one-hundred eighty-first (181st) day after the Mechanical Completion Date.

vi.	Upon BCCKs completion of the punch-list work, BCCK shall (A) execute and deliver to Linn a conditional release and waiver of M&M liens in the form attached to this Agreement as Schedule “G” to release any right of BCCK to claim mechanical liens and (B) to the extent not previously delivered, deliver to Linn a conditional release and waiver of M&M liens in form attached as Schedule “G” from all Major Subcontractors to release any right of a Major Subcontractor to claim mechanical or material man liens.

6 Taxes

Sales and other taxes have not been included in the Contract Price. Linn will be responsible for Oklahoma gross receipts, compensating, and property taxes reasonably related to and incurred by BCCK as a result of performance of the services described in this Agreement; subject to the requirements of this Article 6. Linn shall not be responsible for federal or Oklahoma income or withholding tax assessed on BCCK or others or for Texas or other states’ taxes levied on the income of BCCK or others.

BCCK shall, and shall cause BCCK’s Affiliates to, use their respective re-seller’s certificate (or similar certificate) when purchasing any and all equipment, supplies, and other taxable items for the Linn Chisholm Trail Cryogenic Gas Plant, so that BCCK and BCCK’s Affiliates shall not pay any sales, use, or other similar tax for which Linn would be responsible to reimburse BCCK under this Agreement to the extent such re-seller’s certificate permits such equipment, supplies or other items to be exempt for sales or other taxes under applicable Legal Requirements. Linn has applied for and will provide to BCCK upon receipt a manufacturer’s certificate for Oklahoma, and BCCK shall not charge or invoice Linn for any taxes with respect to any equipment, supplies, or other items that are exempt from taxation under the manufacturer’s certificate. Subject to the previous provisions of this Article 6 Linn will reimburse BCCK, with each invoice, for any sales, use, and property taxes now or hereafter imposed by any governmental body or agency upon the Linn Chisholm Trail Cryogenic Gas Plant related to the possession, operation, use or purchases of equipment, supplies or materials hereunder that are paid by BCCK that are not subject to Linn’s manufacturer’s certificate or exempt from sales, use or other taxes by virtue of BCCK’s reseller’s certificate. BCCK will remit tax payments to the applicable governmental bodies or agencies having jurisdiction over such taxes on Linn’s behalf and reconcile the tax account at the end of the Project. Balancing of this account will be based on actual tax liability and any shortfalls in tax liability shall be paid by Linn. Any amounts Linn submits in excess of the tax liability BCCK pays to the applicable governmental bodies or agencies will be remitted to Linn by BCCK.

7 Maintenance and Repair

Except as otherwise provided herein to achieve Successful Achievement of the Performance Specifications, provide Start-up Assistance, and provide the Limited Warranty, BCCK shall not have any obligation after Mechanical Completion of the Linn Chisholm Trail Cryogenic Gas Plant to Linn to test, adjust, maintain, repair, or service the Linn Chisholm Trail Cryogenic Gas Plant under this Agreement, other than the assistance with performance testing pursuant to Schedule “D”. After such Mechanical Completion, Linn, at its own cost and expense will:

i.	Pay all charges in connection with the start-up, including third party technicians, other than Start-up Assistance provided by BCCK per Schedule “C” of this Agreement, and operation of the Linn Chisholm Trail Cryogenic Gas Plant;

ii.	Provide any required metering for custody transfer and any associated line taps, as may be required to deliver the NGL’s to market;

iii.	Make all repairs and replacements necessary to maintain, preserve, and keep the Linn Chisholm Trail Cryogenic Gas Plant in good operating condition and working order and pay for ordinary maintenance and for consumable replacement parts as well as replace any equipment or parts which fail due to lack of maintenance or negligence of Linn;

iv.	If within the warranty period, secure the written consent of BCCK prior to making any alterations, additions, or improvements to the Linn Chisholm Trail Cryogenic Gas Plant that would reasonably be expected to have a material adverse effect as to performance of the Linn Chisholm Trail Cryogenic Gas Plant within the limited warranty period provided for in Article 18 of this Agreement. BCCK’s sole remedy for failure of Linn to secure such consent shall be termination of such limited warranty insofar only as any such alterations, additions or improvements have a material adverse effect on the performance of the Linn Chisholm Trail Cryogenic Gas Plant as built or thereafter modified by BCCK. Any request by Linn for such written consent shall be promptly considered by BCCK within five (5) days, and such written consent shall be withheld only if such proposed alterations, additions or improvements will have a material adverse effect on the performance or safe operation of the Linn Chisholm Trail Cryogenic Gas Plant as built or thereafter modified by BCCK within the warranty period. Failure by BCCK to notify Linn in writing whether consent is given or withheld within such five (5) day period, shall be deemed to be consent by BCCK.

8 Care and Use

During the Construction Phase, it shall be Linn’s responsibility to maintain all perimeter fencing and during non-construction hours security devices and security personnel as shall be necessary to restrict access to the Job Site and to prohibit non-authorized persons from having access to all or any portion of the Job Site. As agreed by the parties, it shall be BCCK’s responsibility for security personnel and to prohibit non-authorized persons from having access to all or any portion of the Job Site during construction hours. During the Construction Phase, BCCK shall be responsible for noise abatement, Project health and safety, and containment procedures as shall be necessary to prevent a nuisance, damage or injury to adjacent property owners, BCCK’s or Linn’s agents, employees, invitees or Subcontractors or any environmental hazard or pollution risk.

9 Insurance

9.1 Bonds

Within fourteen (14) days after the Effective Date, BCCK shall provide to Linn a payment and performance bond in an amount determined by Linn (and communicated to BCCK within seven (7) days after the Effective Date) guaranteeing to Linn the timely payment of all Subcontractors and the timely performance by BCCK of all of its obligations under this Agreement. The cost of this payment and performance bond is not included in the Contract Price and BCCK’s cost therefor will be added to the Contract Price by Change Order once the cost is determined. Notwithstanding anything to the contrary contained in this Agreement Linn’s obligation to pay BCCK is subject to the requirements, if any, of the bond and the bonding company with respect to payments.

9.2 Insurance by BCCK

BCCK shall at all times during the term in which this Agreement is in force and effect, maintain and pay for insurance, and shall require all Subcontractors who perform Work on the Job Site to maintain and pay for insurance, of the type and limits as set forth in this Section 9.1. The insurance may be provided in one or more policies, primary and excess, including an umbrella or catastrophe form that may include the coverage, or layer thereof, of the insurance as required herein of not less than $20,000,000 in aggregate.

i.	Comprehensive General Liability Insurance providing coverage for BCCK, its Subcontractors, and their respective servants, agents or employees against damages arising from bodily injury (including death), and claims for property damage which may arise directly, or indirectly, out of the operations of BCCK, its Subcontractors, servants, agents or employees under this Agreement. Such insurance shall be for an amount that shall be not less than $1,000,000 per occurrence and $2,000,000 general aggregate.

ii.	This insurance shall cover all liability arising out of products, whether manufactured or supplied by BCCK or any of its Subcontractors for a period of twelve (12) months after the Mechanical Completion Date.

iii.	Automobile Liability Insurance on all licensed vehicles owned, hired by, or leased to, BCCK or any of its Subcontractors covering BCCK and its Subcontractors against damages arising from bodily injury (including death), including non-owned automobile liability and covering claims for property damage arising out of their use in the operations of BCCK, its Subcontractors, and their respective servants, agents or employees under this Agreement. Such insurance shall be for an amount that shall not be less than $1,000,000 combined single limit.

iv.	Workers Compensation Insurance as required by the statutory limits of the worker’s compensation laws of the State of Oklahoma (but even if not carrying workers compensation insurance is acceptable, it must be carried). Such coverage shall also include employers’ liability coverage for not less than $1,000,000 Each Bodily Injury by Accident / $1,000,000 Policy Limit for Bodily Injury by Disease / $1,000,000 Each Employee Bodily Injury by Disease.

v.	BCCK shall require all Subcontractors who employ Oklahoma residents and perform Work in Oklahoma to carry Workers Compensation Insurance as required by the statutory limits of the worker’s compensation laws of the State of Oklahoma. Such coverage shall also include employers’ liability coverage for not less than $1,000,000 combined single limit, and Excess Liability Insurance in the amount of $20,000,000. BCCK shall secure Certificates of Insurance from Subcontractors performing work and keep these certificates on file. BCCK shall have no further responsibility as to Subcontractors.

vi.	BCCK will provide Excess Liability Insurance in amount of $20,000,000 to provide additional liability in the excess of the underlying limits shown above in paragraph’s (i) through (v) above in this Section 9.2.

All insurance which BCCK or a Subcontractor is required to carry pursuant to the terms of this Agreement shall name Linn as an additional insured with respect to liability arising out of BCCK’s performance under this Agreement, which additional insured endorsement shall not exclude or restrict coverage based upon any act or omission or alleged or actual negligence of the additional insured and shall provide that the coverage may not be canceled, lapsed, or materially changed in any way without the insurer giving at least thirty (30) days prior written notice to Linn. Within fourteen (14) days after the Effective Date and before commencing any Work, BCCK shall provide Linn with Certificates of Insurance evidencing the insurance required to be carried by BCCK under this Agreement.

Pursuant to the Equipment Supply Agreement BCCK shall insure for its full replacement cost, whether directly or through Subcontractors, all Procured Equipment (i.e., Linn Chisholm Trail Cryogenic Gas Plant) during fabrication and assembly by Subcontractors in designated fabrication yards and during their transport to the Job Site.

BCCK may take out additional insurance that BCCK considers necessary, or desirable. Such additional insurance shall be at no expense to Linn.

9.3 Builder’s All Risk Insurance

Linn shall provide and maintain Builder’s All Risk Insurance in the amount of not less than replacement cost, naming BCCK an additional insured, covering all claims for damages, equipment, construction materials and other property located at the Job Site at off-site storage, and in transit (except for the Procured Equipment during its fabrication and transportation to the Job Site which shall be insured by BCCK under the Equipment Supply Agreement), including without limitation, damages caused by Acts of God, theft, floods, (or other weather events), vandalism, and malicious mischief, occurring during the Construction Phase. Linn shall have responsibility for obtaining property insurance covering the Linn Chisholm Trail Cryogenic Gas Plant after Mechanical Completion.

9.4 Insurance by Linn

Linn agrees, at its own cost and expense, to provide and maintain comprehensive general liability insurance coverage providing coverage for Linn and its contractors (excluding BCCK and BCCK’s Subcontractors), servants, agents or employees against damages arising from bodily injury (including death), and claims for property damage which may arise directly, or indirectly, out of the operations of Linn, its contractors (excluding BCCK) servants, agents or employees at the Job Site in an amount of not less than ($10,000,000) in aggregate. The insurance policy shall name BCCK as an additional insured and shall provide that the coverage may not be canceled, lapsed, or materially changed in any way without the insurer giving at least thirty (30) days prior written notice to BCCK. Within fourteen (14) days after the Effective Date and before commencing any Work, Linn shall deliver to BCCK Certificates of Insurance evidencing the insurance required to be carried by Linn under this Agreement.

10 Risk of Loss

In the event of loss or damage to the Linn Chisholm Trail Cryogenic Gas Plant or any component thereof or to any other portion of the Work during the Construction Phase, BCCK shall pay the cost and expense of replacing the loss or repairing the damage, including, without limitation, all materials, equipment, supplies, and maintenance equipment (including temporary materials, equipment, and supplies) which are purchased for permanent installation in or for use during construction of the Linn Chisholm Trail Cryogenic Gas Plant and supplied or owned by BCCK or a BCCK Subcontractor. Unless otherwise provided in this Agreement, BCCK shall bear this responsibility during the Construction Phase or during any extended period of coverage if agreed in writing with Linn. If insurance proceeds are paid under BCCK’s policies or under the Builder’s Risk Policy to Linn and not to BCCK with respect to any such loss or damage, so long as BCCK is not in default under this Agreement, Linn shall arrange for such proceeds (except for those applicable to Linn’s equipment other than the Procured Equipment) to be paid to BCCK as repair or replacement work is performed by BCCK to the reasonable satisfaction of Linn. So long as BCCK is not in default under this Agreement, Linn shall pay the Builder’s Risk policy deductible to BCCK as repair or replacement work is performed by BCCK to the reasonable satisfaction of Linn.

11 Indemnities

11.1 Definitions

“BCCK Indemnitees” means BCCK, and its officers, directors, and BCCK’s Personnel including BCCK’s Personnel determined to be the borrowed or statutory employee of any member of the BCCK Indemnitees.

“Claim” or “Claims” means all claims, damages, liabilities, losses, demands, liens, encumbrances, fines, penalties, causes of action of any kind, obligations, costs, judgments, interest and awards (including payment of attorneys’ fees and costs of litigation and investigation costs) or amounts, of any kind or character including consequential damages but excepting punitive or exemplary damages, whether under judicial proceedings, administrative proceedings or otherwise arising in connection with this Agreement or the performance of the Work under this Agreement. This includes property damage, pollution, and personal injury of any kind, including bodily injury, personal injury, illness, disease, maintenance, cure, loss of parental or spousal consortium, wrongful death, loss of support, death, and wrongful termination of employment.

“Linn Indemnitees” means Linn, its co-venturers, if any, and its and their officers, directors, and Linn’s Personnel.

“Regardless of Fault” means WITHOUT REGARD TO THE CAUSE OR CAUSES OF ANY CLAIM, INCLUDING A CLAIM CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, STRICT LIABILITY, OR OTHER FAULT OF LINN INDEMNITEES, BCCK INDEMNITEES, INVITEES, OR THIRD PARTIES, AND WHETHER CAUSED BY A PRE-EXISTING CONDITION OR BY THE INDEMNITEE’S OWN NEGLIGENCE.

“Third Party Claimant” means any individual or entity other than BCCK’s Personnel and Linn’s Personnel.

11.2 General

The indemnity obligations under this Agreement are effective to the maximum extent permitted by Legal Requirements. If a Legal Requirement is applied in a jurisdiction which prohibits or limits a party’s ability to indemnify the other, then that party’s liability shall exist to the full extent allowed by the Legal Requirements of the relevant jurisdiction.

In the event either party fails to furnish a defense and indemnity as provided for herein, the other party shall be entitled to receive from the offending party, in addition to its attorneys’ fees, costs, expenses and any amounts paid in judgment or settlement, all costs, expenses, and attorneys’ fees incurred in the enforcement of this Agreement under Article 27 “MISCELLANEOUS”.

Each party will promptly notify the other party after receipt of any Claim for which it may seek indemnification. Each party also shall immediately notify the other of any occurrence in which physical injury occurs and to complete and provide the other party with an accident report for each such occurrence.

11.3 Indemnities for Personnel

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE OTHER PROVISIONS OF THIS AGREEMENT, BCCK AGREES TO DEFEND, RELEASE, INDEMNIFY, AND HOLD HARMLESS THE LINN INDEMNITEES AGAINST CLAIMS ARISING IN CONNECTION WITH BODILY INJURY TO OR DEATH OF BCCK’S PERSONNEL ARISING IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF FAULT.

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE OTHER PROVISIONS OF THIS AGREEMENT, LINN AGREES TO DEFEND, RELEASE, INDEMNIFY, AND HOLD HARMLESS THE BCCK INDEMNITEES AGAINST CLAIMS ARISING IN CONNECTION WITH BODILY INJURY TO OR DEATH OF LINN’S PERSONNEL ARISING IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF FAULT.

11.4 Indemnities for Third Parties

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE OTHER PROVISIONS OF THIS AGREEMENT, BCCK AGREES TO DEFEND, RELEASE, INDEMNIFY AND HOLD HARMLESS THE LINN INDEMNITEES FROM AND AGAINST CLAIMS BY OR IN FAVOR OF OR INCURRED BY OR SUSTAINED BY ANY THIRD PARTY CLAIMANT TO THE EXTENT SUCH CLAIM IS CAUSED BY THE NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY OF BCCK’S PERSONNEL.

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE OTHER PROVISIONS OF THIS AGREEMENT, LINN AGREES TO DEFEND, RELEASE, INDEMNIFY AND HOLD HARMLESS THE BCCK INDEMNITEES FROM AND AGAINST CLAIMS BY OR IN FAVOR OF OR INCURRED BY OR SUSTAINED BY ANY THIRD PARTY CLAIMANT TO THE EXTENT SUCH CLAIM IS CAUSED BY THE NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY OF LINN’S PERSONNEL.

11.5 Indemnities for Personal Property

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE OTHER PROVISIONS OF THIS AGREEMENT, BCCK AGREES TO DEFEND, RELEASE, INDEMNIFY, AND HOLD HARMLESS THE LINN INDEMNITEES AGAINST CLAIMS ARISING IN CONNECTION WITH DAMAGE TO PERSONAL PROPERTY TO THE EXTENT ARISING FROM THE NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY OF BCCK’S PERSONNEL.

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE OTHER PROVISIONS OF THIS AGREEMENT, LINN AGREES TO DEFEND, RELEASE, INDEMNIFY, AND HOLD HARMLESS THE BCCK INDEMNITEES AGAINST CLAIMS ARISING IN CONNECTION WITH DAMAGE TO PERSONAL PROPERTY TO THE EXTENT ARISING FROM THE NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY OF LINN’S PERSONNEL.

11.6 Intellectual Property Indemnity

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE OTHER PROVISIONS OF THIS AGREEMENT, BCCK AGREES TO DEFEND, RELEASE, INDEMNIFY AND HOLD HARMLESS THE LINN INDEMNITEES FROM CLAIMS OF ANY PERSON OR ENTITY ARISING FROM INFRINGEMENT OR ALLEGED INFRINGEMENT OF COPYRIGHTS, TRADE SECRETS, OR PATENTS, OR MISAPPROPRIATION OF TRADE SECRETS OR OTHER INTELLECTUAL PROPERTY RIGHTS ARISING UNDER ANY APPLICABLE LEGAL REQUIREMENTS WITH RESPECT TO THE WORK, SERVICES, EQUIPMENT, METHODS, OR PROCESSES FURNISHED OR DIRECTED BY BCCK’S PERSONNEL.

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE OTHER PROVISIONS OF THIS AGREEMENT, LINN AGREES TO DEFEND, RELEASE, INDEMNIFY AND HOLD HARMLESS THE BCCK INDEMNITEES FROM CLAIMS OF ANY PERSON OR ENTITY ARISING FROM INFRINGEMENT OR ALLEGED INFRINGEMENT OF COPYRIGHTS, TRADE SECRETS, OR PATENTS, OR MISAPPROPRIATION OF TRADE SECRETS OR OTHER INTELLECTUAL PROPERTY RIGHTS ARISING UNDER ANY APPLICABLE LEGAL REQUIREMENTS WITH RESPECT TO THE WORK, SERVICES, EQUIPMENT, METHODS, OR PROCESSES FURNISHED OR DIRECTED BY LINN’S PERSONNEL.

11.7 BCCK General Indemnity

SUBJECT TO SECTION 11.3, BCCK SHALL DEFEND, RELEASE, INDEMNIFY, AND HOLD HARMLESS THE LINN INDEMNITEES, FROM AND AGAINST ANY CLAIMS ARISING FROM THE FOLLOWING MATTERS, REGARDLESS OF FAULT:

i.	THE FAILURE OF BCCK OR ANY OF BCCK’S PERSONNEL TO FULLY COMPLY WITH ALL LEGAL REQUIREMENTS APPLICABLE TO (X) THE LINN CHISHOLM TRAIL CRYOGENIC GAS PLANT DURING THE CONSTRUCTION PHASE, (Y) THEIR PERFORMANCE UNDER THIS AGREEMENT, AND (Z) THE PROTECTION OF THE ENVIRONMENT;

ii.	THE PRESENCE OF HAZARDOUS SUBSTANCES AT, ON, IN, UNDER OR ABOUT THE JOB SITE AND THE LAY DOWN AREAS TO THE EXTENT THE SAME WERE BROUGHT THERETO BY BCCK OR BCCK’S PERSONNEL, AND THE RELEASE OF ANY HAZARDOUS SUBSTANCES KNOWINGLY CAUSED BY BCCK OR BCCK’S PERSONNEL.

12 Title; Personal Property; Encumbrances; Location

BCCK warrants good title to all materials, equipment, and supplies furnished by it, its Subcontractors, and/or vendors that become part of the Linn Chisholm Trail Cryogenic Gas Plant and that all such materials, equipment and supplies will be new. Title to the Procured Equipment shall transfer in accordance with the Equipment Supply Agreement. Title to all other materials, equipment and supplies shall be automatically transferred to Linn when Linn pays therefor or, if applicable, in the event of a Termination for Cause, whichever occurs first. BCCK shall retain care and custody of materials, equipment, and supplies for which title has not been transferred to Linn and exercise due care with respect thereto until transfer of title to Linn as provided in this Agreement. Said transfer of title shall in no way affect Linn’s rights or BCCK’s obligations as set forth in any other provision of this Agreement. BCCK shall sign over to Linn all certificates of title, manufacturer’s certificates, and other evidences of title promptly when title to each item (including the Procured Equipment) is transferred to Linn. Transfer of ownership (including the signing and filing as applicable by BCCK) for all prior materials, equipment, and supplies paid for by Linn shall be a condition precedent to all subsequent payments to BCCK.

BCCK is the owner of all drawings, documents, engineering calculations and other data furnished by BCCK or that BCCK causes to be furnished by others in performing the Work (“BCCK Work Product”). BCCK hereby grants and conveys to Linn a fully paid, perpetual, non-cancellable and non-terminable right and license to use all BCCK Work Product for use by Linn for any purpose relating to the Linn Chisholm Trail Cryogenic Gas Plant, including the operation, maintenance and repair thereof. Should Linn make physical alterations to the Linn Chisholm Trail Cryogenic Gas Plant other than normal operational set point changes and maintenance, without the prior written consent of BCCK, and if such alteration is determined to have a material adverse effect on the performance of the Linn Chisholm Trail Cryogenic Gas Plant, the warranty or guaranty provided by BCCK within this Agreement will be inapplicable to such adversely affected performance.

On the Mechanical Completion Date, Linn shall take complete possession and control of the Linn Chisholm Trail Cryogenic Gas Plant and assume responsibility for the daily operation of the Linn Chisholm Trail Cryogenic Gas Plant.

13 Licenses; Permits

BCCK and BCCK’s employees and Subcontractors shall remain licensed to perform all services hereunder for which a license is required and shall provide Linn with a copy of such licenses at Linn’s request or as otherwise required in this Agreement. Linn shall not be responsible for the costs of maintaining licensure. BCCK shall obtain all licenses and permits required for construction and Mechanical Integrity Testing of the Linn Chisholm Trail Cryogenic Gas Plant, including any transportation or road use permits. In some cases, these permits or licenses may be required to be in the name of Linn. In such circumstances, BCCK shall notify Linn and assist Linn in acquiring such license or permit. Notwithstanding the foregoing, BCCK is not responsible for any permit required by ODEQ.

14 Compliance with Law

Linn as operator of the Linn Chisholm Trail Cryogenic Gas Plant shall, at its sole expense, comply fully with all existing Legal Requirements applicable to Linn’s operation of the Linn Chisholm Trail Cryogenic Gas Plant and Linn’s performance under this Agreement, including the securing of all applicable permits and access easements as required for the operations of the Linn Chisholm Trail Cryogenic Gas Plant, except only those applicable to BCCK, its Subcontractors and BCCK’s Personnel or otherwise expressly identified as the responsibility of BCCK under this Agreement. BCCK shall comply with all Legal Requirements that may be applicable to BCCK’s profession and to the Work to be performed under this Agreement. Furthermore, while at Linn’s premises, BCCK shall ensure that its employees and those of its Subcontractors shall at all times comply with BCCK’s reasonable safety and security rules.

15 Limitations of Liability and Liquidated Damages and Bonus

IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR LOSS OF PRODUCT, LOSS OF REVENUES, PROFITS OR INCOME, OR FOR INCIDENTAL, INDIRECT, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES WHETHER SUCH DAMAGES ARE CLAIMED UNDER BREACH OF WARRANTY, BREACH OF CONTRACT, TORT, OR ANY OTHER CAUSE OF ACTION IN LAW OR IN EQUITY, EXCEPT IN THE EVENT OF THE FIRST PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AND EXCEPT FOR LIQUIDATED DAMAGES AS SET FORTH IN THIS SECTION 15.

NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, BUT EXCLUDING LIABILITY OF BCCK UNDER SECTIONS 11.3 AND 11.6 OF THIS AGREEMENT AND SECTION 9.3 OF THE EQUIPMENT SUPPLY AGREEMENT, BCCK’S MAXIMUM AGGREGATE LIABILITY TO LINN ARISING OUT OF OR RELATED TO THIS AGREEMENT AND THE EQUIPMENT SUPPLY AGREEMENT AND THE EQUIPMENT AND ANY WORK PROVIDED IN CONNECTION WITH THE JOB SITE OR THE PROJECT, AND THE PERFORMANCE, NONPERFORMANCE AND/OR DEFECTIVE PERFORMANCE HEREUNDER OR UNDER THE EQUIPMENT SUPPLY AGREEMENT WITH RESPECT THERETO SHALL NOT EXCEED THE MAXIMUM LIABILITY AMOUNT, INCLUDING, WITHOUT LIMITATION, LIABILITY FOR WARRANTY OBLIGATIONS, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), AND BREACH OF CONTRACT (INCLUDING ANY BREACH RESULTING IN TERMINATION), LEGAL COSTS AND ATTORNEY’S FEES, AND ANY AND ALL OTHER LIABILITIES BASED ON ANY LEGAL OR EQUITABLE THEORY OR BASIS OF RECOVERY.

Since actual delay damages would be difficult or impossible to calculate due to the nature and complexity of the Work, the Parties agree that if BCCK shall fail to cause the Mechanical Completion Date to occur on or before the Target Completion Date as adjusted for Excusable Delay pursuant to the terms of this Agreement, then BCCK shall pay Linn as liquidated damages (and not as a penalty) a sum as specified in the table below for each day after the Target Completion Date until the occurrence of the Mechanical Completion Date.

Number of Days Late	Per Diem Amount of Liquidated Damages
1-10 calendar days late	$0 per day

11-30 calendar days late	$30,000 per day

31-60 calendar days late	$40,000 per day

61-90 calendar days late	$60,000 per day

91+ calendar days late	$75,000 per day

BCCK shall be entitled to an increase in the Contract Price as specified in the table below for each day that BCCK causes the Mechanical Completion Date to occur prior to the Target Completion Date, as adjusted for Excusable Delay.

Number of Days Early	Per Diem Amount of Bonus
1-10 calendar days early	$0 per day

11-30 calendar days early	$30,000 per day

31-60 calendar days early	$20,000 per day

61-90 calendar days early	$10,000 per day

Notwithstanding anything to the contrary set forth in this Agreement, Linn’s receipt of delay liquidated damages as set forth above is Linn’s sole and exclusive remedy on account of any unexcused delay by BCCK in achieving the Mechanical Completion Date and BCCK’s maximum aggregate liability hereunder for payment of delay liquidated damages shall not exceed Five Million, Five Hundred Thousand and No/100 Dollars ($5,500,000). For purposes of clarification, the liquidated damages set forth in this Section 15 is only for unexcused delay in achieving the Mechanical Completion Date and does not prohibit Linn from collecting, subject to any limitations on damages and liability expressly set forth in this Agreement, any other damages, whether for breach of contract, warranty or otherwise, in addition to such liquidated damages.

16 Assignment by BCCK

Neither this Agreement nor BCCK’s rights hereunder shall be assignable by BCCK prior to the expiration of the limited warranty period in Article 18 except with Linn’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. The conditions hereof shall bind any permitted successors and assigns of BCCK.

17 Assignment by Linn

Prior to payment in full of the Contract Price by Linn, neither this Agreement nor Linn’s rights hereunder shall be assignable by Linn (except to an affiliate) without BCCK’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. The conditions hereof shall bind any permitted successors and assigns of Linn.

18 Limited Warranty

BCCK represents and warrants:

i.

(1) That upon the Mechanical Completion Date, the Linn Chisholm Trail Cryogenic Gas Plant will be constructed in a good and workmanlike manner, in accordance with this Agreement and be in good working condition free from defects in materials and workmanship, except to the extent such defects are a result of (a) ordinary wear and tear, (b) normal corrosion, (c) operation or maintenance by Linn not in compliance with the Operating Manuals, (d) the gas flow exceeds 225 MMSCFD, (e) the quality of the processed gas is outside the parameters specified in the section “Quality of Gas to be Processed” in Schedule “D”, or (f) operating outside the Project Specifications set forth in Schedule “D”, and (2) that if during the eighteen (18) month period from the Mechanical Completion Date or twelve (12) months from the Start-up Date, whichever occurs first, all or any portion of the materials incorporated into the Work or equipment provided by or through BCCK (including the Procured Equipment) is found to be defective or improperly configured, and notice thereof is delivered to BCCK within a reasonable time period not to exceed thirty (30) Days after the defect is discovered (However, such failure to so notify shall not void the warranty, but BCCK shall not be responsible to the extent that it is prejudiced by such failure), BCCK will replace or repair such materials and equipment at BCCK’s sole cost and expense. After notice of a warranty claim, BCCK shall have the right to inspect the defect and the related operating data to determine the cause of the defect. Transportation fees associated with defective equipment and any and all labor, and associated costs, to install/replace equipment under this warranty will be the responsibility of BCCK. BCCK shall inspect each warranty claim within forty-eight (48) hours and promptly and diligently complete the warranty work. BCCK agrees to negotiate warranties with third party vendors that are consistent with Industry Standards. BCCK will communicate the details and terms of said third party vendor warranties to Linn within thirty (30) days of negotiation. In addition, after giving notice, which may be telephonic, to BCCK of a potential warranty claim, Linn shall have the right to use a third party to perform the repair/replacement work; provided that either (X) BCCK refers such third party to Linn when Linn notifies BCCK of the potential warranty claim or (Y) if no third party is referred to Linn, Linn reasonably believes that such third party is capable of handling the repair/replacement in a timely manner for a reasonable cost, and in either case BCCK shall reimburse Linn within ten (10) days after Linn’s reimbursement request, if the repair/replacement work is covered by BCCK’s warranty.

ii.	That it has all necessary rights to grant the licenses and perform the Work provided for herein.

iii.	BCCK will transfer all manufacturer and other warranties to Linn promptly upon the earlier of installation of the applicable equipment into the Linn Chisholm Trail Cryogenic Gas Plant or the payment for such equipment, and in any event as a condition precedent to the Mechanical Completion Date.

THERE ARE NO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE IN CONNECTION WITH THE WORK OR THE LINN CHISHOLM TRAIL CRYOGENIC GAS PLANT, WHICH EXTEND BEYOND THE EXPRESSED WARRANTIES AS STATED IN THIS ARTICLE 18 “LIMITED WARRANTY” OF THIS AGREEMENT.

19 Enforceability

If any part hereof is contrary to, prohibited by or deemed invalid under applicable Legal Requirements, such provision shall be inapplicable and deemed omitted but shall not invalidate the remaining provisions hereof. THIS AGREEMENT IS IRREVOCABLE FOR THE FULL TERM HEREOF, except as otherwise specifically provided herein.

20 Patents, Trade Secrets and Confidential Information

This Paragraph governs the disclosure of certain BCCK Confidential Information (defined below) to be submitted to Linn by BCCK relating to the Linn Chisholm Trail Cryogenic Gas Plant. BCCK possesses certain BCCK Confidential Information relating to the creation, forms of expression, authorship, conception, design, reduction to practice, use or sale of subject matter all of which Linn agrees not to use for its own benefit except as permitted under this Agreement, either singularly or collectively, and Linn further agrees not to disclose such BCCK Confidential Information to others (other than potential buyers, investors and its accountants, lawyers, consultants, and other professionals, agents, and employees) without receiving the express prior written permission of BCCK, except as to information that is:

i.	Otherwise legally acquired by Linn subsequent to the Effective Date of this Agreement, and then only as of the date of such acquisition; or

ii.	In the public domain as of the date of disclosure by Linn; or

iii.	Subsequently comes into the public domain, otherwise than through Linn’s violation of this Agreement, and then only after said later date; or

iv.	Is independently developed by or for Linn without resort to the BCCK Confidential Information provided hereunder.

As used herein, “BCCK Confidential Information” includes, by way of example and without limitation, and however disclosed, all financial, cost or pricing information, inventions, processes, diagrams, designs, formulae, methods, data, know-how, techniques, apparatus, listings, discs, diskettes, screens, graphic representations, and any improvements or derivations thereof, whether or not copyright, trademark or patent applications are filed or pending thereon, and all customer lists or other information, accounting and control procedures, business methods and the like.

All rights, title, and interest (in including, without limitation, all patents, trade secrets, trademarks, inventions, discoveries and copyrightable matter) relating to the BCCK Confidential Information and all improvements, enhancements and refinements thereto, (collectively, the “IP Rights”) developed by BCCK in performing the Work which relates to the Linn Chisholm Trail Cryogenic Gas Plant shall be the property of BCCK; provided that the IP Rights do not include any rights to any intellectual property based on or arising out of the ideas or efforts of Linn and provided further that the IP Rights are subject to the right and license to use the BCCK Work Product granted to Linn in Article 12. Subject to Article 12, BCCK shall enjoy full rights without obligation to Linn for the use of the IP Rights.

Subject to the license granted to Linn with respect to the BCCK Work Product as set forth in Article 12, Linn agrees that BCCK will retain all rights, title, and interest in and to all inventions, discoveries and copyrightable subject matter arising out of Work done by BCCK which relates to subject matter (i.e. Linn Chisholm Trail Cryogenic Gas Plant Process), other than anything arising from the ideas or efforts of Linn, all of which shall be owned by Linn.

This Paragraph also governs the disclosure of certain Linn Confidential Information. The Linn Confidential Information includes, but is not limited, to (a) the Natural Gas to be delivered to and processed by the Linn Chisholm Trail Cryogenic Gas Plant, including without limitation, the volumes and constituent parts thereof; (b) the wells and property from which such Natural Gas is produced; (c) the facilities by which such Natural Gas is produced and transported to the Linn Chisholm Trail Cryogenic Gas Plant; and (d) marketing of Natural Gas and Natural Gas Liquids, any of which may be disclosed to BCCK in connection with the design and construction of the Linn Chisholm Trail Cryogenic Gas Plant. BCCK agrees not to use such Linn Confidential Information for its own benefit except as permitted under this Agreement, either singularly or collectively, and further agrees not to disclose such Linn Confidential Information to others without receiving the express prior written permission of Linn, except as to information that is:

i.	Otherwise legally acquired by BCCK subsequent to the Effective Date of this Agreement, and then only as of the date of such acquisition; or

ii.	In the public domain as of the date of disclosure by Linn; or

iii.	Subsequently comes into the public domain, otherwise than through BCCK’s violation of this Agreement, and then only after said later date; or

iv.	Is fully documented as having been independently developed by or for BCCK without resort to the Linn Confidential Information provided hereunder.

However, nothing herein shall limit the right of either party to provide any information regarding the other party, or any of its Subcontractors and any vendors to any governmental authority having jurisdiction and asserting a right to such information or in any Court or arbitration proceeding taken in connection with this Agreement.

21 Changes in Scope

The parties anticipate that, from time to time, Linn may desire changes in the scope of Work as indicated in this Agreement. These changes may affect the cost of or the time required for completion of the Work. Such changes may include without limitation:

i.	Linn Chisholm Trail Cryogenic Gas Plant design changes above Industry Standards.

ii.	Increase in scope of Work to include work not originally included in this Agreement.

iii.	Decrease in scope of Work.

If Linn desires a change in the scope of the Work, it shall identify the change and ask BCCK to determine the cost of the change. BCCK shall promptly upon receipt of the request determine the estimated cost of the material and amount of labor and the effect the change would have on the scheduled time to complete the Work and submit a proposal to Linn which identifies the estimated time and material cost and the change in schedule, if any, and may, if desired by BCCK, include a lump sum price proposal for such change. After discussion by BCCK and Linn, if both parties agree to the proposal, including BCCK’s lump sum proposal, if applicable, then BCCK shall prepare and sign a Change Order for Linn’s approval and signature.

If Linn and BCCK cannot agree on the estimated time and materials cost and change in schedule, or BCCK’s lump sum proposal, if applicable, then Linn may issue a directive (a “Change Directive”) to BCCK to proceed with the change on a time and materials basis, irrespective of their difference on the estimated cost and effect on the schedule. Once the change is complete, BCCK shall advise Linn of the actual time and materials cost and actual effect on the schedule, if any. BCCK shall then prepare and sign a Change Order for Linn’s approval and signature, subject to Linn’s audit rights.

No adjustment to the Contract Price shall be made, except by approval by both parties of a Change Order document. Each Change Order shall set forth the change in the scope of the Work, schedule and to the Contract Price. Each Change Order shall also set forth the basis on which BCCK will be compensated for the change to the amount due. Change Orders are not valid until signed by both Linn and BCCK. This Agreement shall be deemed to be amended by validly issued Change Orders once signed by both parties. BCCK will communicate to Linn all significant changes in the final design, from that set forth in this Agreement by revising the appropriate documents to reflect the change. BCCK’s standard rates for such work are set forth in Schedule “B”.

Notwithstanding anything to the contrary set forth in this Agreement, in the event of any Excusable Delay, BCCK shall be entitled to an adjustment in the Contract Price or Target Completion Date, or both, to the extent of the Excusable Delay or additional cost of the Work directly caused by the Excusable Delay. Such change in the Contract Price shall be on a time and materials basis in accordance with Schedule “B”. Upon receipt of notice from BCCK of any such Excusable Delay, BCCK and Linn shall negotiate in good faith to determine such adjustments and to execute a Change Order evidencing the same

22 Delivery

22.1 General Delivery

BCCK shall commence the prosecution of the Work as soon as reasonably possible following execution of this Agreement and shall diligently pursue the Work and use its best efforts to achieve the Linn Chisholm Trail Cryogenic Gas Plant Mechanical Completion within forty-eight (48) weeks after the Effective Date, subject to extensions as set forth in Change Orders and as expressly provided for under this Agreement (the “Target Completion Date”). Schedule “E” provides a preliminary Project implementation outline.

22.2 Force Majeure

For the purposes hereof, Force Majeure will be any event, occurrence, happening or condition beyond the reasonable control of the party affected and that is not due to the fault or negligence of the party affected and for which the affected party is unable to prevent or protect against by the exercise of reasonable diligence, including, but not limited to, the following: acts of God or the public enemy; compliance with any order, rule, regulation, decree or request of any governmental authority or agency or person purporting to act therefore; acts of war, public disorder, rebellion, terrorism or sabotage; floods, hurricanes, tornados, named storms or other Adverse Weather Conditions (as defined below); strikes (other than by BCCK’s Personnel, or BCCK’s Subcontractors or their respective employees or third party contractors), labor disputes (other than with or involving BCCK’s Personnel or BCCK’s Subcontractors or their respective employees or third party contractors); inability to obtain equipment or materials or unforeseeable breakage of same or accidents involving same while in transit; or any other cause, whether or not of the class or kind specifically named or referred to herein, not within the reasonable control of the party affected. For the purposes hereof, Force Majeure will not include (i) financial distress of either party; (ii) Linn’s notifying BCCK to temporarily cease work because of a default by or on behalf of BCCK or for any other reason permitted under this Agreement; (iii) failure by Linn, its partners, agents or third party to provide the Linn Chisholm Trail Cryogenic Gas Plant with produced Gas of a reasonably sufficient quality and quantity for start-up of the Linn Chisholm Trail Cryogenic Gas Plant on or near the Mechanical Completion Date; or (iv) delays occasioned by Adverse Weather Conditions until the aggregate number of days of delays due to Adverse Weather Conditions exceeds twenty (20) days, it being understand that up to twenty (20) days of delay due to Adverse Weather Conditions have been included in determining the Target Completion Date. For purposes hereof, an “Adverse Weather Condition” means any weather condition which reasonably prevents BCCK from being able to perform on any day four (4) or more hours of Work on a critical path item in BCCK’s construction schedule).

A delay of either party will not constitute a default hereunder or be the basis for, or give rise to, any claim for damages, if and to the extent such delay is caused by Force Majeure and to the extent the other provisions of this Section 22.2 are satisfied.

In the event of Force Majeure, the time for performance of an obligation of Linn and the time for performance of an obligation of BCCK, including any specific date for completion of all or any part of the Work, will be extended for a period equal to the delay in obtaining Mechanical Completion occasioned by Force Majeure, except that the time for the obligation of Linn to pay for the cost of Work (or portion thereof that is due) will be made as soon as possible, but in no event later than fifteen (15) days after cessation of the event of Force Majeure.

As a condition to claiming a delay caused by Force Majeure, the party who is prevented from performing by Force Majeure (i) will be obligated, within a reasonable period not to exceed five (5) Days after the occurrence or detection of any such event, to give notice to the other party setting forth in reasonable detail the nature thereof and the anticipated extent of the delay, and (ii) will use all reasonable efforts to remedy such cause as soon as reasonably possible. If any Force Majeure event prevents, hinders, or delays performance by BCCK hereunder for more than one hundred twenty (120) consecutive days for reasons other than the following:

a.	Any and all delays lasting more than thirty (30) days caused by existing plant access beyond the control of BCCK which would limit construction access to the proposed area, including road and bridge access coming into the facility and any and all other plant, power or construction related issues as may delay completion of facility construction;

b.	Any and all delays lasting more than thirty (30) days caused by permitting issues or compliance with any order, rule, regulation, decree or request of any governmental authority or agency or person purporting to act therefore beyond the control of BCCK which would limit or stop the construction activities as required by the Agreement;

c.	Any and all delays lasting more than thirty (30) days caused by terrorism or sabotage beyond the control of BCCK which would limit or stop the construction activities as required by the Agreement;

d.	Any and all substantive delays caused by errors or omissions by Linn or Linn personnel which would limit or stop the construction activities as required by the Agreement and;

e.	Any event of Force Majeure that would also prevent a third party competitor of BCCK from completing the construction of the Linn Chisholm Trail Cryogenic Gas Plant pursuant to the terms of this Agreement;

then, Linn may elect to terminate this Agreement pursuant to Section 25.1 of this Agreement.

23 Notices

All amendments, invoices, and notices relating to this Agreement, except technical matters, shall be in writing and delivered by prepaid certified mail, overnight courier, or E-mail forwarded to:

Linn Other Than Invoices: Linn Midstream, LLC 14701 Hertz Quail Springs Parkway Oklahoma City, OK 73134	BCCK: BCCK Engineering Incorporated 2500 N. Big Spring, Suite 230 Midland, TX 79705
ATTN: John Harrison	ATTN: J. Melinda Hall
JHarrison@linnenergy.com	mhall96@BCCK.com

With a copy to: Linn Midstream, LLC 14701 Hertz Quail Springs Parkway Oklahoma City, OK 73134
ATTN: Bill Shanahan
BShanahan@linnenergy.com

Linn For Invoices:

Linn Midstream, LLC

14701 Hertz Quail Springs Parkway

Oklahoma City, OK 73134

ATTN: Bill Shanahan

BShanahan@LinnEnergy.com

With a copy of the invoice and

certificate by e-mail to:

Invoice@linnenergy.com

TBeard@LinnEnergy.com

Any such notices mailed to such addresses shall be sent certified mail, return receipt requested duly addressed and with postage prepaid. The notice shall be effective upon receipt of such notice or first attempted delivery if not accepted. Either party may change its address for notices by notice to the other party.

24 Dispute Resolution

BCCK and Linn shall attempt to resolve a controversy or claim, whether such claim sounds in contract, tort or otherwise, arising out of or relating to this Agreement, including amendments and related agreements or the breach thereof (a “Dispute”) by negotiation between the parties within fifteen (15) Days after the Dispute first arises. If the parties are unable to resolve the Dispute within the fifteen (15) Day period, BCCK and Linn may exercise their respective rights under this Agreement in any manner permitted by Legal Requirements.

25 Termination

25.1 Termination

i. Linn may terminate this Agreement for any reason. If Linn elects to terminate this Agreement, it, shall notify BCCK in writing, and termination will become effective as of the date of such notice unless otherwise agreed by the parties hereto.

ii.	Following any termination by Linn pursuant to this Section 25.1 other than a Termination for Cause:

a.	The calculation of the Contract Price will be converted from a lump sum basis to a time and materials basis for the costs actually incurred and paid by BCCK between the Effective Date and the date notice is given of termination of this Agreement (including uncancellable commitments, man-hours charges, cancellation fees, demobilization of Subcontractors, overhead cost and expenses but only to the extent of increases in such costs and expenses caused by the termination of the Project, and any other charges directly related to the Linn Chisholm Trail Cryogenic Gas Plant), provided that BCCK shall provide Linn proof of such payment.

b.	Subject to the foregoing provisions of this Section 25.1, the Contract Price shall be equal to the sum of:

1.	The cost for Work performed by BCCK and BCCK’s Affiliates shall be based on the applicable rate sheet set forth in Schedule “B”;

2.	The cost for Work performed by persons and entities other than BCCK and BCCK’s Affiliates shall be the actual net cost (after deducting credits, rebates, refunds and other similar amounts) paid by BCCK for such Work plus the lesser of (X) seven and one-half percent (7.5%) of the costs under this item 2 and (Y) an amount equal to $500,000 plus $150,000 for each month after the fourth month following the Effective Date, e.g. if the Effective Date is June 15, 2017 and Linn terminates between November 15, 2017 and December14, 2017, then the amount under clause (Y) would be $800,000, being $500,000 plus two (2) times $150,000.

c.	BCCK may offset any part or the entire amount owed to BCCK by Linn as the result of any such early termination against any unused portion of Milestone payments received by BCCK, with the balance of such Milestone payments, if any, to be promptly refunded to Linn. If the unused portion of the Milestone payments is not sufficient to pay BCCK for the amount due, then the shortfall shall be promptly paid by Linn to BCCK. Further, title to equipment, materials, and supplies shall be promptly delivered to Linn or the amount paid by Linn for said equipment credited against the amount owed to BCCK.

iii.	In the event of a Termination for Cause, Linn shall pay to (or receive from) BCCK the amount Linn is obligated to pay or receive by law, as applicable.

iv.	In the event of a termination of this Agreement, BCCK shall promptly after such termination, provide Linn with any and all back-up and support documentation to calculate the amount due under this Agreement, and Linn shall have audit rights as specified in Section 3.3.

v.	The term “Termination for Cause” means a termination of this Agreement by Linn (a) pursuant to Section 25.2 below, (b) as a result of BCCK’s failure, within two (2) days after Linn’s request, to develop and implement a recovery plan (acceptable to Linn) to bring the prosecution of the Work back on schedule and to reasonably assure the occurrence of the Mechanical Completion Date on or before the Target Completion Date (as adjusted for Excusable Delay) and to thereafter diligently prosecute the Work and keep on schedule, (c) as a result of a breach by BCCK of any of its obligations under this Agreement, (d) as a result of BCCK’s repetitive failure to design or construct any portion of the Project in accordance with applicable Legal Requirements, the Drawings, Plans, and Specifications, or in a good and workmanlike manner with new materials and in accordance with Industry Standards, or (e) following the knowingly release of any Hazardous Substances at the Project Site by BCCK, its Subcontractors, or any of BCCK’s Personnel, which is reasonably believed by Linn to cost in excess of the Maximum Liability Amount to remediate in accordance with Legal Requirements.

25.2 Termination for Bankruptcy or Insolvency

Either party may terminate this Agreement immediately upon written notice given to the other party in the event of:

i.	The entry against such other party of a decree or unstayed order by a court of competent jurisdiction for relief under Title 11 of the United States Code or any other applicable federal or state bankruptcy, insolvency or other similar law, or the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official or the imposition of an order to wind up or liquidate affairs and the continuance of any such decree or order unstayed and in effect for a period of thirty (30) consecutive days; or

ii.	The filing by such other party under Title 11 of the United States Code or any other applicable Federal or State bankruptcy, insolvency or other similar law of a petition for relief, or the filing under Title 11 of the United States Code or any other applicable Federal or State bankruptcy, insolvency or other similar law of an involuntary petition which remains undismissed or unstayed for a period of thirty (30) consecutive days, or the consent by either party to the filing of such a petition or the appointment of a receiver, liquidator, assignee, trustee, sequestrator or similar official or the making of an assignment for the benefit of creditors, or either party generally not paying its debts as they become due, or the admission by either party in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by either party in furtherance of any such action, or the suspension or discontinuance of operations of either party, whether or not in the normal course of business.

26 Assignment of Subcontracts upon Termination

In the event of any termination of this Agreement (other than a termination by BCCK due to a default by Linn), BCCK hereby irrevocably assigns to Linn all of BCCK’s interest (including BCCK’s right to any deposits or pre-payments) in any and all subcontracts and purchase orders now existing or hereinafter entered into by BCCK for performance of any part of the Work which assignment will be effective upon acceptance by Linn in writing and only as to those subcontracts and purchase orders which Linn designates in writing from time to time. BCCK shall use reasonable efforts to include provisions in all subcontracts and purchase orders which provide that such subcontracts and purchase orders are freely assignable by BCCK to Linn who shall only be liable for work done or materials supplied after the date that Linn notifies the applicable Subcontractor (including suppliers) of Linn’s acceptance of assignment thereof and agreement to assume all obligations of BCCK thereunder from and after the date of assignment.

27 Miscellaneous

a.	BCCK shall be an independent contractor with respect to all Work, and neither BCCK nor any of BCCK’s Personnel shall be deemed for any purpose to be the employee, agent, servant or representative of Linn. All responsibilities undertaken by BCCK in connection with the Work, including those concerning BCCK’s Personnel, shall be undertaken in the name of BCCK and not in the name or for the account of Linn. Furthermore, neither BCCK nor anyone used or employed by BCCK will have any authority to bind Linn to any third parties without specific written authority from Linn. Neither BCCK nor anyone used or employed by BCCK will have any right to any pension or welfare plans, including, without limitation, savings, retirement, medical, dental, insurance, or vacation plans sponsored by Linn.

b.	Neither BCCK nor any of BCCK’s Personnel shall, without the prior written consent of Linn: (a) make or issue any public announcement or statement with respect to the Work or the terms of this Agreement, (b) supply to the press or other news media any information, photographs, or data related to the Work or this Agreement, or (c) use Linn’s name, any Linn trademark, or any Linn logo in any BCCK materials, including without limitation, advertisements, websites, calendars, brochures or presentations.

c.

No covenant or condition of this Agreement can be changed except by the mutual written consent of Linn and BCCK. Except as otherwise expressly provided herein, the remedies afforded to the parties in this Agreement are not intended to be exclusive, and each remedy shall be cumulative and shall be in addition to all other remedies available to the parties at law or in equity. No delay or omission by either party in exercising any rights or remedies under this Agreement or applicable Legal Requirements shall impair such right or remedy or be construed as a waiver of any such right or remedy. Any single or partial exercise of a right or remedy shall not preclude further exercise of that right or remedy or the exercise of any other right or remedy. No waiver shall be valid unless in writing signed by the party to be bound.

d.	THIS AGREEMENT AND ANY ISSUES RELATED TO IT (INCLUDING, WITHOUT LIMITATION, THE VALIDITY, ENFORCEABILITY, INTERPRETATION, AND CONSTRUCTION OF THIS AGREEMENT AND ANY ISSUES RELATED TO IT) SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS (WITHOUT REGARD TO CONFLICT OF LAW RULES) AND THE LAWS OF THE UNITED STATES APPLICABLE TO TRANSACTIONS IN TEXAS, EXCEPT THAT ANY ISSUES RELATING TO MECHANIC’S AND MATERIALMEN’S LIENS SHALL BE GOVERNED BY THE LAW OF OKLAHOMA.

e.	THE PARTIES AGREE THAT HARRIS COUNTY, TEXAS IS PROPER VENUE FOR ANY ACTION OR PROCEEDING BROUGHT BY EITHER PARTY UNDER, IN CONNECTION WITH, OR RELATING TO THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE. ANY ACTION OR PROCEEDING MUST BE BROUGHT IN ANY STATE OR FEDERAL COURT IN SUCH COUNTY TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS. TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, THE PARTIES IRREVOCABLY (A) SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND (B) WAIVES ALL OBJECTION AND DEFENSES HE MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT OR THAT ANY SUCH COURT IS AN INCONVENIENT FORUM.

f.	The agreements contained in this Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective heirs, legal representatives, successors, successors-in-interest, and permitted assigns.

g.	The parties acknowledge that each party and, if it so chooses, its counsel have reviewed and revised this Agreement and agree that this Agreement and any exhibits or schedules to this Agreement shall be given a fair and reasonable construction in accordance with the intentions of the parties to this Agreement without employing the rule of construction that any ambiguities are to be resolved against the drafting party.

h.	The captions, headings, and arrangement of the articles, sections, and paragraphs in this Agreement are for convenience only, do not in any way affect, limit, amplify, or modify the terms and provisions of this Agreement and shall not be taken into account in determining the meaning of any provisions of this Agreement. Whenever used herein, the singular number shall include the plural and the plural the singular, and the use of any gender shall be applicable to all genders.

i.	In any legal action, proceeding, or other dispute arising out of or related to this Agreement the Prevailing Party in any such action, proceeding, or dispute shall be entitled to recover from the non-Prevailing Party all reasonable attorneys’ fees, court costs, and other costs and expenses incurred by the Prevailing Party in connection with such action, proceeding, or dispute. The term “Prevailing Party” means the party whose position is selected, awarded, or successful (regardless of whether damages are awarded). In the case where both parties prevail on different claims, the Prevailing Party shall be the party that is more successful.

j.	This Agreement contains the full agreement between the Parties. Except as stated in this Agreement, no representation or promise has been made by either party to the other as an inducement to enter into this Agreement.

28 Counterpart Execution

This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages or signature pages delivery by electronic transmission in portable document format (pdf), all of which taken together shall constitute one and the same instrument. This Agreement to the extent signed and delivered by means of a facsimile machine or electronic transmission in portable document format (pdf), shall be treated in all manner and respects as an original instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such instrument, each other party shall re-execute original forms thereof and deliver them to all of the parties. No party hereto or to any such instrument shall raise the use of a facsimile machine or electronic transmission in portable document format (pdf) to deliver a signature or the fact that any signature or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission in portable document format (pdf) as a defense to the formation of a contract and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Time is of the essence with respect to the dates and times set forth in this Agreement.

Executed this 13th day of June, 2017.

LINN MIDSTREAM, LLC		BCCK ENGINEERING INCORPORATED

By:	/s/ Mark E. Ellis	By:	/s/ Gregory L. Hall

Printed Name: Mark Ellis		Printed Name: Gregory L. Hall
Title: Chief Executive Officer		Title: Executive VP

Address:	600 Travis, Suite 1400 Houston, TX 77002	Address:	2500 N. Big Spring Midland, TX 79705